EXHIBIT 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of Renalytix AI plc (“Renalytix,” the “Company,” “we,” “us,” and “our”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description also summarizes relevant provisions of English law, including the U.K. Companies Act 2006 (the “Companies Act”). The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of English law and our articles of association, a copy of which is incorporated by reference as an exhibit to the Annual Report on 20-F of which this Exhibit is a part. We encourage you to read our articles of association and the applicable provisions of English law for additional information.

General

Our securities include (a) our ordinary shares, nominal value £0.0025 per share, and (b) our American Depositary Shares (the “ADSs”), each representing two ordinary shares, nominal value £0.0025 per share. Our ordinary shares are registered under the Exchange Act not for trading, but only in connection with the listing of the ADSs on The Nasdaq Global Select Market.

Our ADSs are listed on The Nasdaq Global Select Market under the trading symbol “RNLX” and our ordinary shares are traded on AIM under the symbol “RENX.”

The following is a description of the rights of (i) the holders of ordinary shares and (ii) ADS holders. Ordinary shares underlying the outstanding ADSs are held by Citibank N.A., as depositary.

Ordinary Shares

In accordance with our articles of association, the following summarizes the rights of holders of our ordinary shares:

Preemptive rights

The laws of England and Wales generally provide shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders in a general meeting, to disapply preemptive rights. Such a disapplication of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the disapplication is contained in the articles of association, or from the date of the shareholder resolution, if the disapplication is by shareholder resolution. In either case, this disapplication would need to be renewed by our shareholders upon its expiration (i.e., at least every five years).

Share rights

Subject to the Companies Act and any rights attaching to shares already in issue, our shares may be issued with or have attached to them any rights and restrictions as we may by ordinary resolution of the shareholders determine or, in the absence of any such determination, as our board of directors may determine.

Voting rights

Subject to any rights or restrictions attached to any shares from time to time, the general voting rights attaching to shares are as follows:

•	any resolution put to the vote of a general meeting must be decided exclusively on a poll;

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on a poll, every shareholder who is present in person or by proxy or corporate representative shall have one vote for each share of which they are the holder. A shareholder, proxy or corporate representative entitled to more than one vote need not, if they vote, use all their votes or cast all the votes in the same way; and

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if two or more persons are joint holders of a share, then in voting on any question the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority shall be determined by the order in which the names of the holders stand in the share register.

Restrictions on voting

No shareholder shall be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.

The board may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 days’ notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on their shares.

Dividends

We may by ordinary resolution of shareholders declare dividends out of profits available for distribution in accordance with the respective rights of shareholders, but no such dividend shall exceed the amount recommended by the board of directors.

The board of directors may from time to time pay shareholders such interim dividends as appears to the board to be justified by the profits available for distribution (including any dividends at a fixed rate). If the share capital is divided into different classes, the board of directors may pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

The board of directors may deduct from any dividend or other money payable to any person on or in respect of a share all such sums as may be due from such shareholder to the company on account of calls or otherwise in relation to the shares of the company. Sums so deducted can be used to pay amounts owing to the company in respect of the shares.

Subject to any special rights attaching to or the terms of issue of any share, no dividend or other moneys payable by us on or in respect of any share shall bear interest against us. Any dividend unclaimed after a period of 12 years from the date such dividend became due for payment shall be forfeited and shall revert to us.

Dividends may be declared or paid in any currency and the board may decide the rate of exchange for any currency conversions that may be required, and how any costs involved are to be met.

The board of directors may, by ordinary resolution of the company, direct (or in the case of an interim dividend may without the authority of an ordinary resolution direct) that payment of any dividend declared may be satisfied wholly or partly by the distribution of assets, and in particular of paid up shares or debentures of any other company, or in any one or more of such ways.

Distributions on winding up

On a winding up, the liquidator may, with the sanction of a special resolution of shareholders and any other sanction required by law, divide amongst the shareholders in specie the whole or any part of the assets of the company and may, for that purpose, value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the shareholders as he may with the like sanction determine, but no shareholder shall be compelled to accept any assets upon which there is a liability.

Variation of rights

All or any of the rights and restrictions attached to any class of shares issued may be varied or abrogated with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or by special resolution passed at a separate general meeting of the holders of such shares, subject to the Companies Act and the terms of their issue. The Companies Act provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should an aggregate of 15% of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court.

Transfer of shares

Any shareholder holding shares in certificated form may transfer all or any of his shares by an instrument of transfer in any usual or common form or in any other manner which is permitted by the Companies Act and approved by the board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a share which is not fully paid up) the transferee.

All transfers of uncertificated shares shall be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 and the facilities and requirements of its relevant system. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.

The board of directors may decline to register any transfer of any share in certificated form:

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which is not a fully paid share, provided that such discretion may not be exercised in a way in which the London Stock Exchange regards as preventing dealing in shares from taking place on an open and proper basis;

•	where the company has a lien over such share;

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unless any written instrument of transfer, duly stamped or duly certificated or otherwise shown to the satisfaction of the board of directors to be exempt from stamp duty (if this is required), is lodged with us at our registered office or such other place as the board may from time to time determine, accompanied by the certificate for the shares to which it relates;

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unless there is provided such evidence as the board may reasonably require to show the right of the transferor to make the transfer and if the instrument of transfer is executed by some other person on his behalf, the authority of that person to do so;

•	where the transfer is in respect of more than one class of share; and

•	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred exceeds four.

The board of directors may decline to register a transfer of uncertificated shares in any circumstances that are allowed or required by the Uncertificated Securities Regulations 2001 and the requirements of its relevant system.

If the board of directors declines to register a transfer it shall, as soon as practicable and in any event within two months after the date on which the transfer is lodged or the instructions to the relevant system received, send to the transferee notice of the refusal, together with reasons for the refusal or, in the case of uncertified shares, notify such persons as may be required by the Uncertified Securities Regulations 2001 and the requirements of the relevant system concerned.

CREST

To be traded on AIM, securities must be able to be transferred and settled through the CREST system. CREST is a computerized paperless share transfer and settlement system which allows securities to be transferred by electronic means, without the need for a written instrument of transfer. Our articles of association are consistent with CREST membership and, amongst other things, allow for the holding and transfer of shares in uncertificated form.

Annual general meetings

In accordance with the Companies Act, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the Companies Act.

Number of directors

We may not have less than two directors or more than fifteen directors on the board of directors. We may, by ordinary resolution of the shareholders, vary the minimum and/or maximum number of directors from time to time.

Appointment of directors

Subject to the provisions of our articles of association, we may, by ordinary resolution of the shareholders, appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing board. However, any person that is not a director retiring from the existing board must be recommended by the board of directors, or be proposed by a shareholder not less than seven and not more than 42 days before the date appointed for the meeting, in order to be eligible for appointment.

Without prejudice to the power to appoint any person to be a director by shareholder resolution, the board has power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing board but so that the total number of directors does not exceed the maximum number fixed by or in accordance with our articles of association.

Any director appointed by the board will hold office only until the following annual general meeting. Such a director is eligible for re-appointment at that meeting.

Rotation of directors

At every annual general meeting, any director who has been appointed by the board of directors since the last annual general meeting, or who shall have been a director at each of the preceding two annual general meetings and who did not retire at either such meeting, or any director who has held office (other than in an executive position) for a continuous period of nine years or more shall retire and may offer himself for re-appointment by the shareholders. A retiring director shall be eligible for re-appointment. A director retiring at a meeting shall, if he is not re-appointed at such meeting, retain office until the meeting appoints someone in his place, or if it does not do so, until the conclusion of such meeting.

Exclusive jurisdiction

Our articles of association provide that, unless we consent in writing to the selection of an alternative forum in the United States of America, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Save in respect of any cause of action arising under the Securities Act, by subscribing for or acquiring shares, a shareholder submits all disputes between him or herself and us or our directors to the exclusive jurisdiction of the English courts.

American Depositary Shares

Citibank N.A., or Citibank, acts as the depositary for the ADSs representing our ordinary shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. (London), located at Citigroup Centre, Canary Wharf, London, E14 5LB, United Kingdom.

We have appointed Citibank as depositary pursuant to a deposit agreement. The form of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to registration number 333-239729 when retrieving such copy.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fee
Issuance of ADSs (e.g., an issuance of ADS(s) upon a deposit of ordinary shares or upon a change in the ADS(s)-to-ordinary shares ratio, or for any other reason), excluding ADS issuances as a result of distributions of ordinary shares	Up to $0.05 per ADS issued

Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property or upon a change in the ADS(s)-to-ordinary shares ratio, or for any other reason)	Up to $0.05 per ADS cancelled

Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to $0.05 per ADS held

Distribution of ADSs pursuant to (i) share dividends or other distributions, or (ii) exercise of rights to purchase additional ADSs	Up to $0.05 per ADS held

Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to $0.05 per ADS held

ADS services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary

Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to $0.05 per ADS transferred

Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of partial entitlement ADSs for full entitlement ADSs, or upon conversion of restricted ADSs into freely transferable ADSs, and vice versa)	Up to $0.05 per ADS converted

As an ADS holder, you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

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the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

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the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;

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the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•	the fees, charges, costs and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges payable upon (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person to whom the ADSs are issued (in the case of ADS issuances) and to the person whose ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary fees or charges, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees and charges from any distribution to be made to the ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADSs, by making available a portion of the ADS fees charged in respect of the ADSs or otherwise, upon such terms and conditions as we and the depositary agree from time to time.